Exhibit 2.1

[Execution Version]

CONFIDENTIAL

UNIT PURCHASE AGREEMENT

By and among

ODYSSEY PARTNERS PRIVATE EQUITY FUND

MONSTER WORLDWIDE, INC.

And

KJB HOLDING CORP.

Dated as of November 6, 2013

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TABLE OF CONTENTS

(Cont’d)

2

TABLE OF CONTENTS

(Cont’d)

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INDEX OF DEFINED TERMS

Term	Section
Action	3.14
Affiliate	10.1
Agreement	Preamble
Applicable Law	10.1
Assets	10.1
Balance Sheets	3.6
Business	10.1
Business Day	10.1
Cap	9.4
Capital Gains Tax	10.1
Closing	1.2
Closing Date	1.2
Company	Recitals
Company IP	3.14
Contract	10.1
De Minimis Loss	9.4
Effect	10.1
Employee	10.1
Employee Benefit Plan	10.1
Equity Securities 6.1	10.1
Existing Indebtedness	3.6
Financial Statements	3.6
H&Q Fund 3	Preamble
Fundamental Representation	9.3
GAAP	3.6
Governmental Body	10.1
Indebtedness	10.1
Indemnified Party	9.4
Indemnifying Party	9.8
Infringe	3.14
Intellectual Property	3.14
Interim Financials	3.6
Knowledge	10.1
KRW	10.1
Latest Balance Sheet Date	3.6
Leased Real Property	3.13
Liens	10.1
Losses	10.1
Material Adverse Effect	10.1
Material Agreements	3.11
Monster	Preamble
Order	10.1
Permits	3.8
Permitted Liens	10.1
Person	10.1

1

Term	Section
Proceedings	10.1
Purchaser Indemnified Parties	9.1
Purchase Price	1.1
Purchased Units	Recitals
Purchaser	Preamble
Related Documents	10.1
Securities Act	10.1
Securities Transaction Tax	10.1
Securityholders Agreement	Recitals
Seller	Preamble
Seller Indemnified Parties	9.2
Subsidiaries	10.1
Tax	10.1
Taxes	10.1
Termination Date	8.1
Third Party Claim	9.8
Third Party Claim Notice	9.8
Threshold Amount	9.4
Transaction	1.1
Unit	Recitals

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UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT, dated as of November 6, 2013 (this “Agreement”), by and among Odyssey Partners Private Equity Fund, a private equity fund organized under the laws of the Republic of Korea (“H&Q Fund 3” or the “Purchaser”), Monster Worldwide, Inc., a Delaware corporation (“Monster”) and KJB Holding Corp., a Delaware corporation (the “Seller”).

RECITALS

WHEREAS, the Seller owns all of the issued and outstanding units of contribution, par value KRW 5,000 per unit (the “Units”), of JobKorea Ltd. (the “Company”);

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, 9,999 Units (the “Purchased Units”), subject to the terms and conditions of this Agreement; and

WHEREAS, the Seller and the Purchaser desire to enter into the Securityholders Agreement of the Company, effective as of the Closing (as defined below), substantially in the form attached as Exhibit A hereto (with such changes as are mutually agreed upon by Purchaser and the Seller, the “Securityholders Agreement”), to provide for certain agreements related to the governance and operation of the Company.

NOW THEREFORE in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF UNITS

Section 1.1. Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Purchaser the Purchased Units for an aggregate purchase price of 90 million UNITED STATES DOLLARS ($90,000,000) (the “Purchase Price”) (the “Transaction”), subject to Section 1.2.

Section 1.2. Closing; Closing Date. Subject to Article VII, the sale and purchase of the Purchased Units shall take place on such date as may be agreed among the parties which date shall be no earlier than three (3) Business Days after the conditions set forth in Article VII have been satisfied or waived (other than conditions that are by their terms to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) (the “Closing”) at the offices of Kim & Chang, 39 Sajik-ro 8-gil (Seyang Bldg., Naeja-dong), Jongno-gu, Seoul 110-720, Korea, or at such other place and on such other Business Day as may be agreed upon in writing by the Purchaser and the Seller (the “Closing Date”). On the Closing Date, the Purchaser shall pay eighty nine million five hundred fifty thousand UNITED STATES DOLLARS ($89,550,000), which is equal to (A) the Purchase Price less (B) the amount of the Securities Transaction Tax to the Seller by wiring immediately available funds to an account of the Seller designated by the Seller by no later than three (3) Business Days prior to the Closing Date. The Purchaser shall pay the amount of the Securities Transaction Tax to the applicable Korean Governmental Body pursuant to the Applicable Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing (or, with respect to representations and warranties that are given as of a specific date, as of such date) that:

Section 2.1. Organization and Standing The Purchaser is duly organized and validly existing under the laws of the Republic of Korea and has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is a party.

Section 2.2. Authority. The execution, delivery and performance of this Agreement and each of the Related Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser. This Agreement and each of the Related Documents to which it is a party constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 2.3. Non-Contravention. The execution, delivery and performance of this Agreement and each of the Related Documents to which the Purchaser is a Party does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in a breach or violation of any provision of, or constitute (whether after the filing of notice or lapse of time or both) a default (by way of substitution, novation or otherwise) under: (i) the Purchaser’s articles of incorporation, (ii) any contract, agreement or instrument by which the Purchaser or any of the Purchaser’s properties is subject or bound or (iii) any Applicable Law or Order to which the Purchaser or its properties or assets is subject or bound, except in the case of clauses (ii) and (iii) above as would not, individually or in the aggregate, reasonably be expected to materially impact the Purchaser’s ability to perform its obligations under this Agreement and the Related Documents or consummate the transactions contemplated hereby and thereby.

Section 2.4. Consents and Approvals. Except as disclosed in Schedule 2.4, no consent, approval, order, or authorization of, or registration, declaration or filing by or with any regulatory, administrative or other Governmental Body is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the Related Documents by the Purchaser or the consummation of the transactions contemplated hereby or thereby on a timely basis.

Section 2.5. Securities Act Compliance. The Purchased Units being acquired by the Purchaser hereunder are being acquired for its own account, solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution of the Purchased Units in violation of any applicable securities Laws. The Purchaser is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act and is knowledgeable, sophisticated and experienced in business and financial matters, and it fully understands the limitations on ownership, sale, transfer or other dispositions of the Purchased Units.

Section 2.6. Litigation. There is no material action, proceeding or investigation pending against or affecting the Purchaser, in any court or before any Governmental Body, and, to the best of the Purchaser’s knowledge, there is no such action, proceeding or investigation threatened, which in any manner challenges or seeks to (i) prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the Related Documents (including the application of the proceeds from the sale of the Purchased Units by the Seller) or (ii) prevent the Purchaser from performing its obligations hereunder or thereunder in any material respect.

Section 2.7. Broker’s and Finder’s Fees. Except as otherwise set forth in this Agreement, there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the offer or sale of the Purchased Units contemplated by this Agreement based on any agreement, arrangement or understanding with the Purchaser or any action taken by the Purchaser.

Section 2.8. Financial Capability. The Purchaser has, and will have at Closing, either directly or indirectly through its Affiliates sufficient immediately available funds to satisfy its monetary and other obligations under this Agreement.

Section 2.9. Acknowledgement by the Purchaser.

(a) The Purchaser acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of the Company based on the information and materials provided by the Company or the Seller.

(b) In connection with the Purchaser’s investigation of the Company and its Subsidiaries, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Company’s and its Subsidiaries’ business and certain budget and business plan information for the Company and its Subsidiaries. The Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and the failure to meet such estimates, projections and forecasts shall not constitute a Material Adverse Effect. Accordingly, neither the Company nor the Seller makes any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, budgets, projections and forecasts, and the Purchaser has not relied upon any such assumptions, estimates, budgets, projections or forecasts. For the avoidance of doubt, nothing in this Section 2.9(b) shall be construed as a limitation on the Purchaser’s ability to rely upon the representations and warranties expressly set forth in Article III and Article IV or a limitation on Section 3.18.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND MONSTER

RELATING TO THE COMPANY

Except as provided in the Schedules, the Seller and Monster jointly and severally represent and warrant to the Purchaser as of the date hereof and as of the Closing (or, with respect to representations and warranties that are given as of a specific date, as of such date) that:

Section 3.1. Organization.

The Company has been duly formed or organized and is validly existing under the laws of the Republic of Korea. The Company has all requisite power and authority to own, license and operate its properties, to carry on its business as now conducted and is qualified to do business and in good standing wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2. Non-Contravention. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Company’s articles of incorporation, (ii) except for matters that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, (a) violate, conflict with or result in the breach of any provision of, or entitle any party to terminate, or constitute (whether after the filing of notice or lapse of time or both) a default (by way of substitution, novation or otherwise) under, any Contract to which the Company is a party or by or to which any of the Company’s assets or properties may be bound or subject, (b) result in the creation or imposition of any Liens (other than Permitted Liens) upon any of the property or assets of the Company, (c) violate any Applicable Law or Order to which the Company or its assets or properties, are bound or subject, or (d) violate or result in the revocation or suspension of any Permit.

Section 3.3. Consents and Approvals. Except as set forth on Schedule 3.3, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by it of the transactions contemplated hereby.

Section 3.4. Capital Structure; Other Investments; Options or Rights.

(a) There are 20,000 units of the Company issued and outstanding. All of the issued and outstanding Units have been duly authorized, validly issued, are fully paid and are non-assessable.

(b) The Company has no Subsidiaries or any ownership interests in any other Person.

(c) There are no outstanding subscriptions, warrants, options, calls or commitments relating to or entitling any Person to purchase or otherwise acquire any interests or other securities of the Company and there are no obligations or securities convertible into or exchangeable or exercisable for any interest or other securities of the Company or any commitments relating to or entitling any Person to purchase or otherwise acquire any such interests or other securities of the Company. There are no statutory or contractual preemptive rights or rights of first offer or refusal or similar rights with respect to the sale of the Purchased Units contemplated hereunder.

Section 3.5. Litigation. Except as set forth on Schedule 3.5, there is no action, proceeding or investigation pending against or affecting the Company, in any court or before any Governmental Body, and, to the Knowledge of the Company, there is no such action, proceeding or investigation threatened, in either case which if resolved unfavorably would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the Company. There are no outstanding Orders against or involving the Company, which if resolved unfavorably would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the Company.

Section 3.6. Financial Statements; Undisclosed Liabilities.

(a) The audited balance sheets of the Company as of December 31, 2012, and the related statements of income, Unitholders’ equity and cash flows for the years then ended, including the footnotes thereto (the “Financial Statements”), which have been delivered or made available to the Purchaser, present fairly, in all material respects, the financial position of the Company as at such date, and the results of operations and cash flows of the Seller for such period, in each case in conformity with United States generally accepted accounting principles consistently applied (“GAAP”). The unaudited balance sheet of the Company as of June 30, 2013 (the “Latest Balance Sheet”) and the related statement of income for the six (6) month period then ended (the “Interim Financials”), which has been delivered or made available to the Purchaser, present fairly, in all material respects, the financial position of the Company as at such date or for such period, as applicable, in each case in conformity with GAAP, applied on a consistent basis with the Financial Statements, subject to changes resulting from normal year-end adjustments (including deferred Tax entries), and to the absence of footnote disclosures. The balance sheets included in the Financial Statements and the Interim Financials are sometimes herein collectively called the “Balance Sheets”. Schedule 3.6 sets forth the indebtedness for borrowed money of the Company (the “Existing Indebtedness”).

(b) The Company has no liabilities or obligations (accrued, absolute, contingent or otherwise) of a nature that would be required to be accrued or reflected in a balance sheet prepared in accordance with GAAP, other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the Latest Balance Sheet or (ii) incurred in the ordinary course of business consistent with past practice, since the date of the Latest Balance Sheet (none of which relates to a breach of contract, breach of warranty, tort, infringement, environmental, health or safety matter, violation of Applicable Law or proceeding brought by Governmental Body, in each case except for matters that would not reasonably be expect to have, individually or in the aggregate, a material adverse effect on the Company).

Section 3.7. Absence of Certain Changes or Events. Since June 30, 2013, there has been no change having a Material Adverse Effect. Except as set forth on Schedule 3.7, or as contemplated by this Agreement, the Business has been conducted in the ordinary course consistent with past practice since June 30, 2013.

Section 3.8. Compliance with Laws; Permits, etc.

The Company is, and has been at all times during the past two (2) years in compliance in all material respects with all Applicable Laws. Except as set forth on Schedule 3.8, the Company has obtained all permits, licenses or certificates from and has made all filings or registrations with any Governmental Body which are material to the Company to carry on the Business as currently conducted (collectively, “Permits”). Such Permits are in full force and effect, subject to ordinary course renewals, and the Company is, and has been at all times during the past two (2) years, in compliance in all material respects with the terms of such Permits. Except as set forth on Schedule 3.8, the Company has not received any written notification or communication from any Governmental Body or the staff thereof in the twelve month period prior to the date hereof that remains unresolved (i) asserting that the Company currently is not, or may not be, operating in compliance with any Applicable Law or the terms or requirements of any Permit (ii) threatening to revoke any Permit, which in each case would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, or (iii) giving rise to material fines or other material civil penalties or any criminal Liabilities.

Section 3.9. Employee Benefit Plans.

(a) Schedule 3.9(a) contains a complete and accurate list of each material Employee Benefit Plan of Monster or the Company in which the Company’s employees participate. With respect to each material Employee Benefit Plan, the Seller has made available to the Purchaser, as applicable, (i) a current copy of such Employee Benefit Plan and all amendments thereto (or, in the case of an unwritten Employee Benefit Plan, a written description thereof), (ii) the current summary plan description and each summary of material modifications thereto, and (iii) the most recent IRS Form 5500 (and all schedules thereto).

(b) Except as set forth in Schedule 3.9(b), neither the execution of, nor the performance of the transactions contemplated in, this Agreement will result in a violation, in any material respect, of any Applicable Law with respect to any such material Employee Benefit Plan set forth in Schedule 3.9(a).

(c) No material payment (whether severance pay, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee will occur solely as a result of either the execution of or the performance of the transactions contemplated in this Agreement.

(d) Except in connection with any claim by an employee of the Company that may arise due to the failure by the Company to include any bonus paid, similar allowance or other payments made to employees in calculating their ordinary wage (tong-sang-im-geum in Korean under the Labor Standards Act in Korea), the Company has timely made all payments due, and reflected on the Balance Sheets all amounts properly accrued, in respect of all Employee Benefit Plans of the Company, and all such payments and reflection on Balance Sheets have been made in accordance with Applicable Law.

(e) The Employee Benefit Plans conform to and comply with all applicable Laws and there are no Proceedings pending with respect to the Employee Benefit Plans.

Section 3.10. Employees.

(a) All employment agreements, the rules of employment and wage agreements are consistent in all material respects with customary practices and Applicable Laws in Korea. The Company is conducting its business in material compliance with all employment agreements, the rules of employment and wage agreements.

(b) No employee or consultant of the Company is entitled to engagement or continued employment or service for a definite term, or to the benefit of any contract or agreement that imposes materially more onerous requirements on termination than those under applicable Law.

(c) To the Knowledge of the Company, no officer, employee or consultant of the Company is, or is expected to be, in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement or any other similar contract or agreement or any restrictive covenant in existence, relating to the right of any such officer, employee, or consultant to be employed or engaged by the Company because of the nature of the business conducted or to be conducted by the Company or relating to the use of trade secrets or proprietary information of others, and to the Knowledge of the Company, the continued employment or engagement of the Company’s officers, employees or consultants does not subject the Company to any liability with respect to any of the foregoing matters.

(d) The Company is, and has been at all times during the past three (3) years, in compliance in all material respects, with all Applicable Laws relating to employment, industrial relations, labor unions, severance benefits (including payment and interim settlement thereof and provisioning thereof), social insurance programs, equal employment, employment of veterans and the handicapped, and prohibition of discrimination; there are no complaints, charges or claims against the Company pending or to the Knowledge of the Company, threatened to be brought or filed with any Governmental Authority in connection with any such Applicable Law and, except in connection with any claim by an employee of the Company that may arise due to the failure by the Company to include any bonus paid, similar allowance or other payments made to employees in calculating their ordinary wage (tong-sang-im-geum in Korean under the Labor Standards Act in Korea), there are no contributions due and unpaid under any such Applicable Law.

(e) There is not, nor has there been in the past eighteen month period immediately preceding the date hereof, any pending or, to the Knowledge of the Seller, threatened, material labor dispute affecting the Company, including without limitation any strike, shutdown, slowdown, work stoppage or lockout, nor any Proceedings or grievance against the Company by or in respect of the Company’s employees or outsourced workers.

Section 3.11. Material Agreements.

(a) Except as set forth in Schedule 3.11, and except for this Agreement and the Related Documents, the Company is not a party to any of the following (the “Material Agreements”):

(i) agreements that restrict in any material respect or contain material limitations on the ability of the Company to compete in any line of business, or in any geographic area or during any period of time;

(ii) agreements with the distributors (jisa in Korean) of the Company;

(iii) agreements with Affiliates of the Company;

(iv) agreements relating to the management and operation of the IT system and server of the Company with payment by the Company in excess of KRW 10 million in any calendar year;

(v) agreements or indentures relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of the Company taken as a whole, except for Permitted Liens;

(vi) agreements that involve, or secure, (i) any Indebtedness for borrowed money or derivative or hedging transactions of the Company, or lending by the Company, in an amount in excess of KRW 3 billion, including any mortgage or other security agreement relating to such Indebtedness, and (ii) any guarantee by it for any Liabilities of any other Persons (regardless of amount or maturity);

(vii) agreements for the purchase or lease by the Company of vehicles, machinery, equipment, supplies or other personal property that involved the payment of consideration by the Company of in excess of KRW 100 million during the twelve-month period prior to the date hereof, which agreement is not terminable by the Company on sixty (60) days’ or less notice without material cost or other liability;

(viii) employment or consulting agreements providing for annual compensation in excess of KRW 200 million, excluding payment by the Company of retirement pension premium, which agreement is not terminable by the Company on sixty (60) days’ or less notice without material cost or other liability; and

(ix) creating or evidencing the existence of a partnership, joint venture or other similar arrangement or relationship between the Company on the one hand, and any third party on the other hand, that is material to the Company.

(b) (i) Assuming the due execution and delivery by, and binding effect of each Material Agreement on, each of the parties thereto other than the Company, all Material Agreements constitute legal, valid and binding obligations of the Company, are in full force and effect, and are enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, and other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, (ii) to the Knowledge of the Company, each Material Agreement has been duly executed and delivered by each of the other parties thereto, and constitutes the legal, valid and binding obligations of each of the other parties thereto, enforceable against each such other party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, and other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, provided that to the Knowledge of the Company, no such other party is currently involved in any bankruptcy, insolvency or similar proceedings, (iii) the Company is not in violation, breach of or default under any Material Agreement, nor has the Company taken or failed to take any action that, with notice or lapse of time or both, would constitute a violation, breach or default thereunder by the Company, except in each case any such violation, breach or default which would not have or reasonably be expected to not have, individually or in the aggregate, a material adverse effect on the Company, and (iv) to the Knowledge of the Company, (a) no other party to any Material Agreement is in violation, breach or default thereunder and (b) no condition exists that, with notice or lapse of time or both, would constitute a violation, breach or default thereunder by any other Person.

Section 3.12. Insurance.

The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as is customary in the business in which they are engaged. Such insurance policies are in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Such policies are sufficient for compliance in all material respects with all requirements of applicable Law and subject to no Lien (other than Permitted Liens).

Section 3.13. Properties, Assets and Pledge.

(a) The Company has good and marketable title to its real properties and material tangible assets, in each case, free and clear of any Liens (other than Permitted Liens) except as set forth in Schedule 3.13(a)(i). With respect to any real property that it leases (the “Leased Real Property”) or tangible assets that it leases, the Company is, and has been at all times during the past eighteen months, in compliance with such leases in all material respects and holds a valid leasehold interest free and clear of any Liens (other than Permitted Liens) except as set forth in Schedule 3.13(a)(ii).

(b) Each material tangible asset (including, without limitation, any and all equipment and machinery) which is necessary to the conduct of the Business as presently conducted and as presently proposed to be conducted has been maintained in accordance with normal industry practice, is in good operating condition and repair, subject to ordinary wear and tear, and is adequate for the uses to which it is being put.

(c) With respect to any leases relating to the Leased Real Property and all material leases relating to personal property, there exist no defaults by the Company or, to the Knowledge of the Seller, any actual default or default that has been threatened by any third party (including any landlord) thereunder, that has adversely affected or could reasonably be expected to adversely affect the rights and privileges thereunder of the Company in a material respect.

Section 3.14. Intellectual Property.

(a) The Company has (i) recorded its current interests in, and status with respect to, all Intellectual Property that is owned, held or used by the Company that constitutes Intellectual Property referred to under Section 3.14(b)(i) below (the “Company IP”) and all Liens related thereto with all applicable Governmental Body to the extent that such Intellectual Property and Liens are allowed to be recorded with the Governmental Authorities; and (ii) not granted to any third party, by way of contract or otherwise, any right or interest in any Company IP.

(b) (i) The Company owns or has the valid right to use all material Intellectual Property necessary or desirable to conduct its business as currently conducted or contemplated to be conducted in the future, but consistent with past practice, free of all Liens (other than Permitted Liens); (ii) all of the Company IP is valid, enforceable and unexpired, has not been abandoned, and does not and will not (as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted) infringe, impair, make unauthorized use of or misappropriate (“Infringe”) the Intellectual Property of any third party that is publicly registered as of the date hereof or as of the Closing date, as applicable, and, to the Knowledge of the Company, is not being Infringed by any third party; (iii) no Order or claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Body (an “Action”) is outstanding or pending, or to the Knowledge of the Seller, threatened or imminent, and no charge, complaint, demand or notice has been received, in each case, that would limit or challenge the ownership, use, validity or enforceability of any Company IP; (iv) the Company has taken all commercially reasonably necessary steps to protect, maintain and safeguard the validity and its ownership of the Company IP, and has taken all actions, made all filings, paid all fees and executed all agreements that are appropriate in connection with the foregoing; (v) to the Knowledge of the Seller, no employee of the Company has, in connection with its provision of services to it, breached any third-party contract with respect to the Intellectual Property; (vi) except as set forth in Schedule 3.14(b), the operation of the Company’s business does not use any Intellectual Property owned by any of its employees, except for same that has been assigned in writing to the Company, and (vii) except as set forth in Schedule 3.14(b), the Company owns exclusively all of the Company IP free of any claim by any third parties, including any current or former employees or independent contractors. For purposes of this Agreement, the term “Intellectual Property” means any and all Korean and foreign intellectual property, including without limitation (1) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements, know-how and show-how, whether or not patented or patentable; (2) copyrights and works of authorship in any media, including computer hardware, software, applications, systems, networks, databases, documentation and internet site content; (3) trademarks, service marks, trade names, brand names, corporate names, domain names, logos and trade dress; (4) trade secrets, drawings, blueprints and all non-public, confidential or proprietary information, documents or materials; and (5) all registrations, applications and recordings related thereto.

Section 3.15. Taxes.

Except as otherwise set forth in Schedule 3.15:

(a) The Company has duly filed or caused to be filed all tax returns (including any information returns), reports and statements that are or were required to have been filed with the appropriate taxing authorities and has paid all applicable Taxes (as defined below) required to be paid for all relevant periods (other than Taxes that are being contested in good faith and for which appropriate reserves have been set aside). All information provided in such returns, reports and statements is complete and accurate in all material respects. The Company has withheld accurate and proper amounts from all payments made to all Persons, including, without limitation, its officers, directors, employees, and any foreign company, in full compliance with applicable Law, and such amounts have been timely paid to the appropriate Governmental Authority.

(b) No audits or investigations relating to any Taxes for which the Company or Seller may be liable are pending or to the Knowledge of the Seller, threatened by any taxing authority. There are no agreements or applications by the Company for the extension of the time for filing any tax return or paying any Tax nor have there been any waivers of any statutes of limitation for the assessment of any Taxes.

(c) Neither the Company nor the Seller is a party to any agreements relating to the sharing or allocation of Taxes.

Section 3.16. Related-Party Transaction.

(a) Except (i) as set forth in Schedule 3.16(a), (ii) for this Agreement and the Related Documents and (iii) for any Employee Benefit Plans, employment agreements or similar arrangements required to be disclosed on Schedule 3.9(a) the Company has no obligation with respect to, and has not entered into any transaction with, any of its officers, directors, unitholders, or employees or any family member or Affiliate thereof, other than (i) for payment of salary for services rendered and (ii) reimbursement for reasonable expenses incurred on behalf of the Company.

(b) Except as set forth in Schedule 3.16(b), the Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(c) Except as set forth in Schedule 3.16(c), the Company is not indebted, directly or indirectly, to any of its officers, directors or unitholders or to any family member or Affiliate thereof, in any amount whatsoever, other than for normal travel advances or reimbursement for normal business expenses; and none of such officers, directors or stockholders or any family member or Affiliate thereof is indebted to the Company.

(d) Schedule 3.16(d) sets forth a list of all obligations and transactions between the Company and any of the Company’s Affiliates. Except as set forth in Schedule 3.16(d), to the Knowledge of the Seller, no officer or director of the Company (nor any parent, child or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons or entities has or has had a controlling interest), has or has had, directly or indirectly, (i) any interest or involvement in any entity which furnished or sold, or furnishes or sells, or proposes to furnish or sell, goods, property, technology, intellectual or other property rights or services which the Company furnishes or sells, (ii) any interest or involvement in any entity which purchases from or sells or furnishes to, the Company, any goods, property, technology, intellectual or other property rights or services which the Company furnishes or sells; or (iii) any interest in any Material Contract with the Company. All such transactions, contracts and agreements were made on terms and conditions that are (iv) consistent with past practice of the Company and (v) no less favorable to the Company as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party.

(e) None of the Seller and, to the Knowledge of the Company, the Company’s officers and directors is engaged or involved in any business that may be in competition directly or indirectly with the Company or may otherwise give rise to any conflict of interest.

Section 3.17. Brokers and Finders.

Except as set forth in Schedule 3.17, the Company has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fee, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.

Section 3.18. NO ADDITIONAL REPRESENTATIONS.

Except as expressly set forth in this Article III or in Article IV, neither Monster nor the Seller nor any of their respective Affiliates makes any representation or warranty, express or implied, at Law or in equity, with respect to itself, the Seller, any of its Subsidiaries or any of their other Affiliates, or any of its assets, liabilities, businesses or operations (including in respect of the correctness, accuracy or completeness of any agreement, contract or the like, or certificate furnished or made available, or to be furnished or made available, or statement made, by Monster, the Seller, or any of their respective Affiliates or their respective representatives in connection with the transactions contemplated hereby), and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER RELATING TO

THE SELLER, MONSTER AND THE PURCHASED UNITS

Except as provided in the Schedules, the Seller represents and warrants to the Purchaser as of the date hereof that:

Section 4.1. Organization; Authorization; No Conflicts. Each of the Seller and Monster (i) is duly formed, validly existing and in good standing under the laws of the state of Delaware; (ii) has the requisite power and authority to execute and deliver this Agreement and the Related Documents to which it is a party and to perform its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Documents to which it is a party by the Seller and/or Monster have been duly authorized by all necessary corporate action on the part of the Seller and/or Monster, as the case may be. The execution, delivery and performance of this Agreement and the Related Documents to which it is a party by the Seller and/or Monster and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or violate the formation or governing documents of such Seller.

Section 4.2. Execution; Delivery; Enforceability. This Agreement has been, and the Related Documents to which the Seller and/or Monster is a party will be, duly executed and delivered by the Seller and/or Monster, as the case may be, and, when duly executed and delivered by the other parties hereto and thereto, will constitute the legal, valid and binding obligations of such Seller and/or Monster, enforceable against such Seller in accordance with their respective terms, except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 4.3. Non-Contravention. The execution, delivery and performance of this Agreement and the Related Documents by the Seller and/or Monster and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of its respective articles of association, certificate of incorporation, bylaw or any other similar corporate documents, (ii) except for matters that would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the consummation of the transactions contemplated hereby and thereby, (a) violate, conflict with or result in the breach of any provision of, or entitle any party to terminate, or constitute (whether after the filing of notice or lapse of time or both) a default (by way of substitution, novation or otherwise) under, any Contract to which the Seller is a party or by or to which any of the Company’s assets or properties may be bound or subject, (b) result in the creation or imposition of any Liens (other than Permitted Liens) upon any of the property or assets of the Company, (c) violate any Applicable Law or Order to which the Seller and/or Monster is bound or subject.

Section 4.4. Title to the Purchased Units. The Seller has good and valid title to the Purchased Units and owns all the issued and outstanding Units, beneficially and of record, free and clear of all Liens. Upon delivery of and payment for the Units at the Closing, the Purchaser will acquire good and valid title to the Purchased Units, free and clear of any Liens.

Section 4.5. Consents; No Conflicts. Except for a report under the Foreign Investment Promotion Law of Korea to be submitted to foreign exchange authorities of Korea by the Seller in connection with the transactions contemplated hereunder, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to the Seller and/or Monster in connection with the execution and delivery of this Agreement or the Related Documents by the Seller and/or Monster, as the case may be, or the consummation by it of the transactions contemplated hereby.

ARTICLE V

CLOSING DELIVERABLES

Section 5.1. Seller’s Closing Deliverables. At the Closing, the Seller shall execute, deliver or cause to be executed and delivered to the Purchaser the following documents, where the execution of documents is contemplated, and the Seller shall take or cause to be taken the following actions, where the taking of action is contemplated:

(a) Securityholders Agreement. The Purchaser shall have received an executed counterpart of the Securityholders Agreement duly executed and delivered by each party thereto (other than the Purchaser and its Affiliates), effective as of the Closing;

(b) Minutes of the Board of Directors and the Unitholders Meeting. The Seller shall (1) cause the board of directors of the Company to approve the Transactions and (2) obtain a valid written unanimous resolution of the unitholders of the Company approving (i) the Transactions, (ii) the amendment to the articles of incorporation of the Company as to be agreed prior to the Closing between the Purchaser and the Seller, which reflects the terms of the Securityholders Agreement in all material respects to the fullest extent possible as well as the effective transfer of the Purchased Units from the Seller to the Purchaser, and (iii) appointment of the additional two (2) directors of the Company designated by the Purchaser, by no later than three (3) Business Days prior to the Closing Date effective as of the Closing Date and deliver the Purchaser (y) the certified copy of the minutes of the above board of directors meeting and (z) the notarized copy of the minutes of the above unitholders meeting;

(c) Unitholders Register. The Seller shall cause the Company to register the change of the unitholder of the Purchased Units in the unitholders’ registry of the Company to indicate that the Purchaser is the owner of the Purchased Units as of the Closing Date;

(d) Registration of the Additional Directors. The Seller shall cause the Company to file the registration of the two (2) additional directors of the Company designated by the Purchaser in the commercial registry of the Company to the court registry office;

(e) Unit Transfer Report. The Seller shall deliver to the Purchaser the original copy of the unit transfer report filed to, and accepted by, the foreign exchange bank pursuant to the Korean Foreign Investment Promotion Act; and

(f) Receipt of the Purchase Price. The Seller shall deliver to the Purchaser a certificate acknowledging the receipt of the Purchase Price.

Section 5.2. Purchaser’s Closing Deliverables. At the Closing, the Purchaser shall execute, deliver or cause to be executed and delivered to the Seller and/or the Company, as applicable, the following documents, where the execution of documents is contemplated, and the Purchaser shall take or cause to be taken the following actions, where the taking of action is contemplated:

(a) Payment for Purchased Units. Payment of the Purchase Price by wire transfer of immediately available funds in accordance with Section 1.2; and

(b) Securityholders Agreement. The Seller shall have received an executed counterpart of the Securityholders Agreement duly executed and delivered by each party thereto (other than the Seller and its Affiliates, including the Company), effective as of the Closing.

(c) IRS Form 8832. The Seller shall have received U.S. Internal Revenue Service Form 8832 “Entity Classification Election” which shall have been prepared by the Seller or the Company in a manner described in Section 6.11, duly executed by the Purchaser.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1. Notice of Certain Matters. Prior to the Closing Date, each Party shall promptly give notice to the other Party of (a) the occurrence of any event which occurrence has caused or is likely to cause, any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate, and (b) any failure of such Party to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that such disclosure shall not be deemed to cure any such event, change or breach of a representation, warranty, covenant or agreement or to satisfy any condition.

Section 6.2. Conduct of Business.

Except (i) as required by Applicable Law, any Governmental Body, or GAAP, (ii) as otherwise explicitly contemplated by this Agreement, or (iii) with the prior written consent of the Purchaser, which consent may not unreasonably be withheld, delayed or subjected to an unrelated condition:

(a) From the date hereof until the Closing Date, the Seller shall cause the Company to carry on its operations and business activities in the usual and ordinary course and in substantially the same manner as they have been previously conducted and operated and will use commercially reasonable efforts to (A) retain the present employees, customers, contracts and suppliers of the Company, and (B) maintain, preserve and repair the Company’s material Assets to keep such material Assets in substantially the same state or condition as of the date hereof, except for reasonable wear and tear;

(b) Without limiting the generality of Section 6.2(a), except as required by Applicable Law or as contemplated by this Agreement, the Seller shall not approve any decision or determination of the Company’s board of directors to, and shall cause (in its capacity as a shareholder, through its representatives who are directors or officers of the Company or otherwise) the Company not to:

(i) Merge, amalgamate or consolidate with or into any other Person, undertake a recapitalization or reorganization of or involving the Company, or undertake any sale, lease, transfer, conveyance, pledge, encumbrance or other disposition of all, substantially all, or a majority of the assets of the Company, or any other sale of the Company, or authorize, declare or pay any dividend or other distribution in respect of the equity securities of the Company;

(ii) amend the articles of incorporation of the Company;

(iii) issue, offer or sell any Units or other equity securities of the Company, or undertake any reclassification, split, combination, repurchase, redemption, or similar action with respect to any of the foregoing;

(iv) undertake any liquidation, dissolution, commencement of bankruptcy, liquidation or similar proceedings with respect to the Company;

(v) incur or refinance any Indebtedness of the Company if such incurrence or refinancing would result in the Company having Indebtedness in excess of KRW 1 billion in the aggregate (or the guaranty by the Company of any such Indebtedness);

(vi) undertake any acquisition, sale, transfer, disposition, license, lease, encumbrance, yangdo dambo, pledge, assignment, conveyance or other transfer, in one or a series of related transactions, of any assets of the Company outside of the ordinary course of business having a value in excess of KRW 500 million;

(vii) undertake any action having the effect of causing the Company to enter into a line of business other than on line advertising and job postings and job recruitment inside the Republic of Korea;

(viii) undertake any increase or decrease in the Company’s expenditures for marketing and advertising resulting in a cumulative increase or decrease of 25% or more as compared to the amount budgeted for marketing and advertising as provided in the then-applicable annual budget of the Company;

(ix) enter into any lease with respect to real property requiring annual rental payments in excess of KRW 500 million;

(x) amend the articles of incorporation of the Company;

(xi) undertake any transaction with any of its officers, directors, unitholders, or employees or any family member or Affiliate thereof, other than in the ordinary course of business consistent with past practice; or

(xii) agree or commit (in writing or otherwise) to do any of the foregoing.

Section 6.3. Access to Information. From the date hereof until the Closing Date, upon reasonable notice and during normal business hours, the Seller shall provide to the Purchaser, its counsel, accountants and other agents reasonable access to the books, records and properties of the Company and to make copies of such records, and the ability to discuss all aspects of the Company with any officers, employees or accountants of the Company to the extent that providing such access does not disrupt the ordinary operations of the Company (if permitted under Applicable Law).

Section 6.4. Confidentiality. The Parties agree that the Confidentiality Agreement between Monster and the Purchaser, dated as of April 6, 2013, shall terminate as of the Closing Date and be of no further force and effect. The Parties further agree not to use confidential materials provided by the other Party prior to the Closing for any purpose except to investigate and evaluate the merits of the transactions contemplated hereby and to consummate the transaction contemplated hereby and not to disclose to a third party confidential materials provided by the other Party.

Section 6.5. Efforts. Each of the parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

Section 6.6. Publicity. The parties agree that no publicity release, public announcement or any other disclosure concerning this Agreement or the transactions contemplated hereby shall be made without prior written approval thereof by the Seller and the Purchaser. If any public announcement is required by any Applicable Law or Order to be made by any party hereto, prior to making such announcement such party shall deliver a draft of such announcement to the other party and shall give the other party a reasonable opportunity to comment thereon. Notwithstanding the foregoing, each party acknowledges and agrees that Monster shall (A) be permitted to disclose the terms of this Agreement and the transactions contemplated hereby in any reporting it undertakes in to comply with Monster’s obligations under the Securities Exchange Act of 1934, as amended, and disclose such information to the public pursuant to such reporting obligations, or in order to comply with the requirements of any securities exchange on which Monster’s equity securities are listed for trading and (B) permitted to file this Agreement and the Securityholders Agreement as an exhibit to a Form 8-K that Monster shall file with the Securities and Exchange Commission.

Section 6.7. Further Assurances. At any time and from time to time after the Closing, the parties hereto shall execute and deliver such further documents, and perform such further acts, as may be necessary in order to comply with the terms of this Agreement and the Related Documents and to consummate the transactions contemplated herein.

Section 6.8. Capital Gains Tax Exemption Application.

(a) The Seller shall prepare and provide the Purchaser with tax exemption applications (including a Certificate of Residency of the Seller and Monster issued by the Internal Revenue Service) with respect to any withholding Taxes for Capital Gains Tax and the Purchaser shall file such tax exemption applications with the competent Governmental Body by the ninth (9th) day of the month immediately following the month during which the Closing takes place, and each party shall provide the other parties with any and all such assistance and support as are necessary for timely filing of such tax exemption applications.

(b) Once the application is submitted to the competent Governmental Body, the Purchaser should obtain the evidence of filing and deliver the copy of the evidence to the Seller within two (2) Business Days from the filing. If the competent Governmental Body provides confirmation of the Capital Gains Tax exemption by affixing the seal on the application, the Purchaser should deliver the copy of such application on which the confirmation seal is affixed to the Seller within two (2) Business Days from the date of the Purchaser receiving the confirmation seal.

Section 6.9. Exclusive Dealing. The Seller shall not, and shall cause the Company and its or their respective Affiliates not to, until the earlier of the termination of this Agreement and the Closing, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any inquiries or proposals from any Person other than the Purchaser or its Affiliates relating to any business combination transaction involving the Company, including the sale of the equity interests in the Company, the merger or consolidation of the Company, or the sale of all or a material portion of the Company’s Assets (except for the indirect sale of Assets contemplated by this Agreement). If the Seller or any of its Affiliates receives an offer for any such transaction, the Seller shall promptly provide the Purchaser with written notice thereof within 3 Business Days from such receipt and the Seller shall provide such information, including the identity of the prospective buyer and a summary of the material terms and conditions of such offer (to the extent such disclosure is permitted pursuant to any applicable confidentiality agreement), as the Purchaser reasonably requests.

Section 6.10. Transaction Expenses.

(a) Except as otherwise specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

(b) Except as provided herein, each Party shall be responsible for the payment of any and all Tax for which it may be liable under Applicable Law.

Section 6.11. U.S. Entity Classification Election. At Closing, at the option of the Seller, the Purchaser and the Seller shall jointly elect to treat the Company for U.S. income tax purposes as a disregarded entity by signing U.S. Internal Revenue Service Form 8832 “Entity Classification Election” with an effective date of the day prior to Closing, and the parties acknowledge that as a result of such election and the Closing the Company will be treated as a partnership for U.S. income tax purposes.

Section 6.12. Korean Regulatory Approval. The Parties shall use its reasonable best efforts to obtain and to cooperate in obtaining any governmental or regulatory approvals required in connection with the execution, delivery or performance of this Agreement or any Related Documents.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Closing are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a) No Misrepresentations or Breach of Covenants and Warranties.

(i) The Seller and Monster shall have performed in all material respects all of their respective obligations hereunder required to be performed by such Party on or prior to the Closing Date.

(ii) The Fundamental Representations of the Seller and Monster contained in this Agreement shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent that any representation or warranty speaks as of a specific date, in which case it shall be true only as of such date).

(iii) Disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, all representations and warranties of the Seller and Monster set forth in Articles III and IV of this Agreement (other than the Fundamental Representations of the Seller and Monster) shall be true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made on and as of each such date, except, (A) that representations and warranties that are made as of a specific date shall have been true and correct only as of such date, and (B) for breaches or inaccuracies the effect of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) No Material Adverse Changes. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(c) Consents. The Seller shall have received all consents, authorizations or approvals or delivered all notices required under the Material Contracts set forth on Schedule 7.1(c), in each case in form and substance reasonably satisfactory to the Purchaser, and no such consents, authorizations, approvals or notices shall have been revoked.

(d) Officer’s Certificate. The Purchaser shall have received from the Seller a certificate of an authorized senior officer of the Seller certifying that the conditions set forth in Section 7.1(a) have been satisfied.

(e) Deliverables. The Purchaser shall have received all the closing deliverables set forth in Section 5.1, in each case in form and substance reasonably satisfactory to the Purchaser.

Section 7.2. Conditions to Obligations of the Seller. The obligation of the Seller to consummate the Closing are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a) No Misrepresentations or Breach of Covenants and Warranties.

(i) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date.

(ii) The representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects as of the date hereof and as of the Closing Date (except to the extent that any representation or warranty speaks as of a specific date, in which case it shall be true only as of such date).

(b) Officer’s Certificate. The Seller shall have received from the Purchaser a certificate of an authorized senior officer of the Purchaser certifying that the conditions set forth in Section 7.2(a) have been satisfied.

(c) Deliverables. The Seller shall have received all the closing deliverables set forth in Section 5.2, in each case in form and substance reasonably satisfactory to, or waived by, the Seller.

Section 7.3. Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Closing are subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a) Required Consents and Governmental Approvals. (i) The Purchaser shall have obtained, and delivered to the Seller, all governmental approvals and permits required to be obtained by it to consummate the Closing and (ii) the Seller shall have obtained, and delivered to the Purchaser, all governmental approvals and permits required to be obtained by it to consummate the Closing.

(b) No Restraint. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order prohibiting the consummation of the transactions contemplated hereby and such Applicable Law or Order is in effect.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written agreement of Purchaser and Seller;

(b) by either Purchaser or Seller by notice to the other Party, if:

(i) the Closing shall not have been consummated on or before January 31, 2014 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; or

(ii) (A) there shall be any Applicable Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Body having competent jurisdiction enjoining Purchaser or Seller from consummating the Closing is entered and such judgment, injunction, judgment or order shall have become final and non-appealable;

(iii) by the Purchaser, by notice to the Seller, if a material breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Seller or the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.1(a) not to be satisfied, and such breach is incapable of being cured by the Termination Date; or

(iv) by the Seller, by notice to the Purchaser, if a material breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.2(a) not to be satisfied, and such breach is incapable of being cured by the Termination Date.

Section 8.2. Effect of Termination. If this Agreement is terminated pursuant to this Article 8, all further obligations of the Parties under this Agreement (other than those contained in Sections 6.4 or 6.6 or Articles 8, 9 and 10, which shall continue in effect) shall be terminated and shall be of no further force and effect, and no Party will have any further liability to the other Party; provided that nothing herein shall relieve any Party from liability for such Party’s breach of this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1. Indemnification By Seller. Subject to Section 9.5, for the time periods and subject to the limitations and conditions set forth in this Article IX, the Seller and Monster shall jointly and severally indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective successors and permitted assigns, partners, members, shareholders, directors, officers, employees agents and other representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses that are sustained or incurred by any of the Purchaser Indemnified Parties by reason of, resulting from or arising out of (a) any inaccuracy in or breach of any of the representations and warranties made by the Seller and/or Monster in this Agreement or (b) any breach of, or failure by, the Seller and/or Monster to perform any of their respective covenants, agreements or other obligations contained in this Agreement.

Section 9.2. Indemnification By Purchaser. Subject to Section 9.5, for the time periods and subject to the limitations and conditions set forth in this Article IX, the Purchaser shall indemnify, defend and hold harmless Monster and the Seller and their respective Affiliates and their respective successors and permitted assigns, partners, members, shareholders, directors, officers, employees agents and other representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Losses that are sustained or incurred by any of the Seller Indemnified Parties by reason of, resulting from or arising out of (a) any inaccuracy in or breach of any of the representations and warranties made by the Purchaser in this Agreement or (b) any breach of, or failure by, the Purchaser to perform any of its covenants, agreements or other obligations contained in this Agreement.

Section 9.3. Survival. The representations and warranties of the Seller, Monster and the Purchaser set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect on the date falling 18 months from the Closing Date (except in the case of representations and warranties set forth in Sections 2.1, 3.1, 3.4, 4.1, 4.2 and 4.4 (each a “Fundamental Representation”) which shall survive indefinitely and Section 3.15 which shall survive until 60 days after the expiration of the applicable statute of limitations), and all liability of the Purchaser, on the one hand, and the Seller and Monster, on the other hand, as the case may be, with respect to such representations and warranties shall thereupon be extinguished.

Section 9.4. Limitations on Liabilities. The indemnification provided for in Section 9.1 and Section 9.2 shall be subject to the following limitations:

(a) Monster and the Seller shall not be liable to the Purchaser Indemnified Parties (i) for any Losses with respect to any inaccuracies in or breaches of an individual representation or warranty contained in this Agreement (or a series of related breaches of or inaccuracies in representations and warranties arising out of the same facts and circumstances) if the amount of such Losses is less than KRW 65 million (a “De Minimis Loss”), (ii) for any Losses with respect to any inaccuracies in or breaches of a representation or warranty contained in this Agreement unless and until the aggregate amount of its Losses exceeds KRW 750 million (the “Threshold Amount”), in which event the Seller or Monster shall be responsible for the full amount of such Losses, including the Threshold Amount, provided that the aggregate liability of the Seller and Monster to the Purchaser Indemnified Parties under Section 9.1(a) shall not exceed 12.5% of the Purchase Price (the “Cap”) (except that any Losses resulting from fraud or willful concealment or a breach of a Fundamental Representation of Monster or the Seller or a breach of any covenant or agreement of Monster or the Seller contained in this Agreement shall not be subject to the Cap, provided, that in no event shall Monster and the Seller be liable for any Losses in excess of the amount actually received by the Seller at the Closing).

(b) Subject to Section 9.4(b), the Purchaser shall not be liable to the Seller Indemnified Parties (i) for De Minimis Losses and (ii) for any Losses with respect to any inaccuracies in or breaches of a representation or warranty contained in this Agreement unless and until the aggregate amount of its Losses exceeds the Threshold Amount, in which event the Purchaser shall be responsible for the full amount of such Losses, including the Threshold Amount, provided that the aggregate liability of the Seller or Monster to the Purchaser Indemnified Parties under Section 9.2(a) shall not exceed the Cap (except that any Losses resulting from fraud or willful concealment or a breach of a Fundamental Representation of the Purchaser or a breach of any covenant or agreement of the Purchaser contained in this Agreement shall not be subject to the Cap).

(c) Neither the Monster and the Seller on the one hand, or the Purchaser on the other hand shall have any obligations under or liabilities in respect of Section 9.1(a) or Section 9.2(a) from and after the applicable survival date described in Section 9.3; provided that any claim for indemnity made by a Purchaser Indemnified Party or Seller Indemnified Party under Section 9.1(a) or Section 9.2(a), as the case may be, in accordance with the terms of this Article IX prior to the expiration of the applicable survival date will survive beyond the applicable survival date until such claim is finally and conclusively resolved.

(d) Neither a Purchaser Indemnified Party, nor the Purchaser Indemnified Parties as a group or class, shall be entitled to recover from Monster or the Seller pursuant to this Article IX more than once in respect of the same Losses suffered; and neither a Seller Indemnified Party, nor the Seller Indemnified Parties as a group or class, shall be entitled to recover from Purchaser pursuant to this Article IX more than once in respect of the same Losses suffered.

(e) Neither Monster, the Seller nor the Purchaser shall be liable for any Losses in respect of any liability or Loss which is contingent unless and until such contingent liability or Loss becomes an actual liability or Loss and is due and payable.

(f) Each Purchaser Indemnified Party and Seller Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss, and in the event that either a Purchaser Indemnified Party or Seller Indemnified Party fails to so mitigate an indemnifiable Loss, the Seller and Monster, on the one hand, or the Purchaser, on the other hand, shall have no liability for any portion of such Loss that reasonably could have been avoided had the Purchaser Indemnified Party or Seller Indemnified Party, as applicable, made such efforts.

(g) Notwithstanding anything to the contrary in this Agreement, no Person shall be liable to or otherwise responsible for consequential, special, indirect, incidental, punitive or exemplary damages (except to the extent such damages result from third party claims).

(h) Notwithstanding anything to the contrary herein, after the Closing, except in the case of fraud or willful concealment, the rights and remedies of the Purchaser, Monster, the Seller, and any Purchaser Indemnified Party and any Seller Indemnified Party (each Purchaser Indemnified Party and Seller Indemnified Party is referred to herein as an “Indemnified Party”), under this Article IX are exclusive and in lieu of any and all other rights and remedies which the Purchaser, Monster, the Seller, or any Indemnified Party, may have under this Agreement or otherwise against each other with respect to this Agreement and with respect to the transactions contemplated hereby, and the Purchaser expressly waives and releases and agrees to waive and release any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates after the Closing under any Law with respect to the preceding matters except in the case of fraud or willful concealment. In furtherance of the foregoing, each of the parties hereby waives, on behalf of itself and each of the other Indemnified Parties, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims and causes of action based on fraud or willful concealment) that it may have against any other parties to this Agreement with respect to this Agreement or in respect of the transactions contemplated hereby arising under or based upon any applicable law or otherwise (except pursuant to the indemnification provisions set forth in this Article IX).

Section 9.5. Adjustments to Losses.

(a) For all purposes of this Article IX, “Losses” shall be net of any amounts paid to an Indemnified Party under any insurance policy or Contract in connection with the facts giving rise to the right of indemnification hereunder; provided, that the amount deemed to be paid under such insurance policies shall be net of (i) the deductible for such policies and (ii) any increase in the premium for such policies arising from such Losses; provided, further, that notwithstanding anything in this Agreement to the contrary, for purposes of determining the amount of Losses (but not for purposes of determining the existence of a breach or inaccuracy in a representation or warranty) with respect to indemnification obligations under this Article IX, all of the representations and warranties set forth in this Agreement that are qualified as to “material,” “materiality,” “Material Adverse Effect” or words or similar import or effect shall be deemed to have been made without any such qualification.

(b) If any Purchaser Indemnified Party recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates such Purchaser Indemnified Party (in whole or in part) in respect of any Loss which is the subject matter of the claim, such Purchaser Indemnified Party shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.

Section 9.6. Indemnification by the Seller and Monster with regard to the Capital Gains Tax.

(a) Notwithstanding anything herein to the contrary, the Seller and Monster shall jointly and severally indemnify and hold the Purchaser harmless from and against the full amount of Losses arising out of the exemption of the Capital Gains Tax and the specific indemnification obligations of the Seller and/or Monster hereunder shall terminate and expire on the tenth (10th) day of the month immediately following the month which the same date that the applicable Korean statute of limitations for the Korean tax authorities to assess such tax expires falls in.

(b) If at any time after the date hereof, the competent Governmental Body determines that the Purchaser should have withheld any Capital Gains Tax, and as a result assesses the Purchaser for any such Taxes, then the Seller and Monster shall jointly and severally indemnify and hold harmless the Purchaser for all of such amounts.

(c) In connection with the indemnification obligation of the Seller and Monster pursuant to this Section 9.6, upon receipt of any written notice by the Purchaser (for purposes of this Section 9.6, the reference to the “Purchaser” shall be deemed to be a reference to the Purchaser or the Company, as the case may be) from the applicable Governmental Body regarding any inquiries or investigation with respect to (A) Taxes and (B) withholding Taxes (even if such notice does not include an assessment of such Taxes), the Purchaser shall promptly forward such written notice or notices to the Seller and Monster, whereupon the Seller and Monster shall immediately be entitled to assume the defense of such matter and begin controlling the defense of such matter specified in such notice with counsel chosen by the Seller and Monster. The Purchaser shall (i) issue and deliver a notarized power of attorney or otherwise take all actions or measures necessary to authorize the Seller and Monster to appeal, defend, negotiate and settle any such defense on behalf of the Purchaser; and (ii) cooperate with the Seller and Monster and take all necessary actions as may be reasonably requested by the Seller and Monster for the defense of such matter at the cost of the Seller and Monster. Notwithstanding the foregoing, however, upon written notice from the Purchaser to the Seller and Monster that the Purchaser has received a written notice from the relevant Governmental Body regarding the assessment of Taxes or withholding Taxes for capital gains with respect to the Transaction (a copy of which written notice shall be promptly forwarded to the Seller and Monster), the Seller and Monster shall promptly take all actions necessary with respect to the applicable Governmental Body’s assessment notification so that the Purchaser shall have no liability with respect to any such Taxes, including the payment of any such Taxes assessed by the applicable Governmental Body within the relevant due date.

(d) In any event, the Seller and Monster shall not be liable to indemnify the Purchaser for any Losses if and to the extent that any direct or indirect Taxes or other financial benefit is realized or is reasonably expected to be realized as a result of such Losses by the Purchaser.

Section 9.7. Indemnification by the Seller and Monster with regard to the Ordinary Wage.

(a) Notwithstanding anything herein to the contrary, the Seller and Monster shall jointly and severally indemnify and hold the Purchaser harmless from and against 50% of the amount of Losses arising out of the Company’s liability, if any, for claims of underpaid compensation for the three year period preceding the date of the Closing that may arise out of the calculation method of “ordinary wage” (tong-sang-im-geum in Korean under the Labor Standards Act in Korea) by the Company; provided, however, that in no event shall the liability of the Seller and Monster under this Section 9.7(a) exceed KRW 620,704,101 in the aggregate.

(b) The indemnification obligations of the Seller and Monster under this Section 9.7 shall terminate and expire on the date falling 18 months from the Closing Date.

Section 9.8. Procedure for Indemnification.

(a) Notices of claims under this Agreement by Purchaser Indemnified Parties shall be given to the Seller and Monster within (i) the relevant survival period pursuant to Section 9.3 in case of claims for inaccuracy in or breach of representations and warranties and (ii) the relevant statute of limitations for all other claims. Such notice of claim shall specify full information of the legal and factual basis of the claim and the evidence on which the relevant Party giving such notice relies and, to the extent reasonably determinable based on information then available, an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).

(b) In the case of any written claim or demand asserted by a third party (a “Third Party Claim”) against an Indemnified Party, the Indemnified Party shall notify the indemnifying party hereunder (the “Indemnifying Party”) promptly, but in no event more than thirty (30) days following such Indemnified Party’s receipt of a Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto, a reasonably detailed explanation of the events giving rise to such Third Party Claim and any other material details pertaining thereto (a “Third Party Claim Notice”); provided that the failure to timely give a Third Party Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced by such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(c) The Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim) to assume the defense of such Third Party Claim, provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate (but not control) in such defense at such Indemnified Party’s expense, and (ii) the Indemnified Party shall be entitled to control the defense if the Indemnifying Party does not promptly assume the defense of such Third Party Claim following the Third Party Claim Notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability with respect to such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim for which an Indemnified Party has sought indemnification, the Indemnified Party shall not settle, compromise, discharge, or admit any liability with respect to, such Third Party Claim without the Indemnifying Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. If the Indemnifying Party assumes the defense of a Third Party Claim and is in good faith contesting such Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may reasonably recommend and that by its terms (i) solely obligates the Indemnifying Party to pay the full amount of the Losses in connection with such Third Party Claim (other than with respect to any Losses (or portion thereof) that are not required to be paid as a result of such Losses (or a portion thereof) being within the Threshold Amount) and (ii) fully releases the Indemnified Party in connection with such Third Party Claim. In any event, the Indemnified Party and the Indemnifying Party shall reasonably cooperate to ensure the proper and adequate defense of any Third Party Claim subject to this Article IX and the records of each shall be reasonably available to the other with respect to such defense.

Section 9.9. Characterization of Indemnification Payments. All payments made (or deemed to be made, in accordance with this Agreement) by any Indemnifying Party to an Indemnified Party with respect to any claim pursuant to Section 9.1 or Section 9.2 shall be treated, to the fullest extent possible under Applicable Law, as adjustments to the Purchase Price for Tax purposes.

ARTICLE X

MISCELLANEOUS

Section 10.1. Certain Definitions. The following terms shall have the meanings herein specified:

“Affiliate” means, with respect to any Person, any another Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Applicable Law” shall mean any applicable statute, law, ordinance, rule or regulation of any Governmental Body.

“Assets” means any assets, investments and properties, whether tangible or intangible, and any rights and benefits.

“Business” shall mean the business of the Company and its Subsidiaries.

“Business Day” any day other than a Saturday, Sunday or U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Standard Time. In computing any time period, the date of the event which begins the running of such time period shall be included except that if such event occurs on other than a Business Day such period shall begin to run on and shall include the first Business Day thereafter.

“Capital Gains Tax” means Korean capital gains Tax with respect to any consideration payable to the Seller under this Agreement.

“Contract” shall mean each contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, commitment or other binding arrangement.

“Employee” shall mean each current, former, or retired employee, director or officer of the Company.

“Employee Benefit Plan” shall mean all bonus, overtime, deferred compensation, pension, profit sharing, stock option, employee stock purchase or other employee benefit plans applicable to the Employees.

“Equity Securities” shall mean any capital stock, units, membership interest or other equity interest or any securities convertible into or exchangeable for capital stock, units, membership interest or any other rights, warrants or options to acquire any of the foregoing securities.

“Governmental Body” shall mean any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator.

“Indebtedness” means, with respect to any Person, all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under leases that are or, in accordance with GAAP, should be recorded as capital leases, (iv) upon which interest is or customarily would be paid, (v) under conditional sale or other title retention agreements, or incurred or assumed as deferred purchase price of property or services, (vi) under interest rate or currency derivative or hedging transactions, (vii) under, or for, letters of credit or performance bonds, or (viii) in the nature of guarantees of the obligations described in clauses (i) through (vii) above of any other Person; provided, however, that trade payables arising from the ordinary course of business are not included in the scope of Indebtedness.

“Knowledge” shall mean, with respect to the Company, the actual knowledge, after reasonable inquiry, of Hwasoo Kim and Hoon Kim.

“KRW” shall mean the lawful currency of the Republic of Korea.

“Liens” shall mean all pledges, liens, charges, encumbrances, transfer restrictions, security interests, restrictions and claims of any kind.

“Losses” means all losses, damages, liabilities, costs (including reasonable attorney’s fees), charges, expenses, actions, proceedings, claims and demands.

“Material Adverse Effect” shall mean, any fact, change, event, development, condition, circumstance, occurrence or effect (any such item, an “Effect”) that is materially adverse to the business, condition (financial or otherwise), results of operations or properties of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any Effect resulting from the compliance with the terms and conditions of this Agreement and any action specifically permitted to be taken or not to be taken by this Agreement; (ii) any Effect resulting from the negotiation, execution or announcement of this Agreement; (iii) any Effect resulting from changes affecting any of the industries in which the Company operates generally or the economy of the Republic of Korea generally (except for those having a disproportionate effect on the Company and as compared to other Persons in the relevant industry in Korea); (iv) any Effect resulting from national or international political or social conditions (except for those having a disproportionate effect on the Company as compared to other Persons in the relevant industry in Korea); and (v) any Effect resulting from changes in the United States GAAP or Korean International Financial Reporting Standards, as the case may be, or Applicable Laws after the date of this Agreement.

“Order” shall mean any judicial or administrative decision, settlement, stipulation, determination, award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by any Governmental Body.

“Permitted Liens” means : (i) mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent, (ii) easements, covenants, conditions, rights-of-way, title defects, restrictions and other similar charges and encumbrances not interfering materially with or violated by the ordinary conduct of the business of the Company and its Subsidiaries, (iii) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith, (iv) real estate taxes, assessments and other governmental levies, fees or charges imposed which are not yet due and payable or are being contested in good faith, (v) zoning, building and other land use laws imposed by any Governmental Body to the extent such laws are not violated by the current use and occupancy of the Company’s leased property, (vi) as to any leased property of the Company, Liens created, permitted or suffered by the fee owner thereof not interfering materially with or violated by the ordinary conduct of the business of the Company and its Subsidiaries, (vii) matters disclosed of public record or matters that would be disclosed on a correct survey not interfering materially with or violated by the ordinary conduct of the business of the Company and its Subsidiaries, (viii) purchase money Liens securing rental payments under lease arrangements for tangible personal property, and (ix) Liens securing the Existing Indebtedness.

“Person” shall mean any individual, partnership, limited liability company, joint venture, corporation, trust, association or other entity.

“Proceedings” shall mean any claim, suit, action, arbitration, investigation or other legal or administrative proceeding.

“Related Documents” shall mean the Securityholders Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Transaction Tax” means the applicable securities transaction tax that the Purchaser is obligated to withhold from the Purchase Price and pay to the Korean Tax authority.

“Subsidiaries” shall mean, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Tax” or “Taxes” means any and all Korean and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including taxes imposed on, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

Section 10.2. Amendment, Modification and Waiver. Neither this Agreement nor any provisions hereof shall be waived, modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, modification, change, discharge or termination is sought.

Section 10.3. Successors and Assigns; Entire Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and executors, administrators and heirs. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merge and supersede all prior discussions and understandings of any and every nature among them.

Section 10.4. Assignability. Neither this Agreement nor any rights and obligations hereunder shall be assignable or delegable directly or indirectly by any Party without the prior written consent of the other Party; provided that the Seller and Monster (i) acknowledge that in conjunction with the Closing and immediately prior thereto, Fund may assign this Agreement to any of its Affiliates with the written consent of the Seller and Monster and (ii) agree not (x) to unreasonable withhold or delay in providing such consent for such assignment nor (y) to subject such consent to an unrelated condition, so long as Fund provides to the Seller and Monster reasonably detailed evidence of such assignee’s financial capability to consummate the Closing.

Section 10.5. Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effort.

Section 10.6. Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal laws of the Republic of Korea, without regard to its conflicts of law or choice of law principles.

Section 10.7. Arbitration. All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Seoul, Korea. The parties agree to keep confidential the existence of the arbitration, the arbitral proceedings, the submissions made by the parties and the decisions made by the arbitral tribunal, including its awards, except as required by applicable law and to the extent not already in the public domain.

Section 10.8. Counterparts. This Agreement may be executed in two or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument. A .PDF copy or facsimile copy of a signature page shall be deemed an original signature page.

Section 10.9. Notices. All notices provided for or permitted hereunder shall be in writing by hand-delivery, registered or certified first-class mail, telex, telecopier, or air courier guaranteeing delivery to the other party at the following address (or at such other addresses as shall be given in writing by any party to the others):

(i) if to the Purchaser:

Odyssey Partners Private Equity Fund

13, Changdeokgung 1-gil,

Jongno-Gu, Seoul, Korea 110-280

Attn: Corey Hoo J Kim Fax: (82) 2 741-0238

with a copy (which shall not constitute notice) to:

Kim & Chang

Northgate Building, 66 Jeokseon-Dong

Jongno-Gu, Seoul, Korea, 110-052

Attention: Kyung Yoon Lee

Facsimile: (82) 2 3703-1950

and

O’Melveny & Myers, LLP

1999 Avenue of the Stars, Suite 700

Los Angeles, California 90067-6035

Attention: Eric Zabinski

Facsimile: (310) 246-6779

(ii) if to Monster, the Seller or to the Company, as applicable:

KJB Holding Corp.

c/o Monster Worldwide, Inc.

622 Third Avenue, 39th Floor

New York, NY 10017

Attention: General Counsel

Facsimile: (212) 351-7097

with a copy (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036-6797

Attention: Martin Nussbaum

Facsimile: (212) 698-3596

All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when transmission confirmation is received, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

Section 10.10. Separability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

Section 10.11. Remedies. In the event of a breach or a threatened breach by any party to this Agreement of such party’s obligations under this Agreement, any party injured or to be injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of such party’s rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

Section 10.12. Terms and Usage Generally. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All accounting terms not defined in this Agreement shall have the meanings determined by GAAP as in effect from time to time. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a person are also to that person’s permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

Section 10.13. No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person (other than the parties hereto, their respective permitted successors or assigns) any legal, equitable or other rights or remedies under or by reason of any provision of this Agreement.

Section 10.14. Disclosure Generally. The Schedules have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; provided that each section of the Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Schedules to the extent the relevance of such information is reasonably apparent on the face of such other Schedule. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business of the Company consistent with past practice. The information contained in the Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any actual or possible violation of law, breach of any agreement or any liability or obligation.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first set forth above.

ODYSSEY PARTNERS PRIVATE EQUITY FUND

acting through

H&Q KOREA PARTNERS CO., LTD.

By:	/s/ Jung-Jin Lee
	Name:	Jung-Jin Lee
	Title:	Managing Partner

By:	/s/ Jong Won Lee
	Name:	Jong Won Lee
	Title:	Managing Partner

By:	/s/ Yuchul Rhim
	Name:	Yuchul Rhim
	Title:	Managing Partner

[SIGNATURE PAGE FOR UNIT PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first set forth above.

MONSTER WORLDWIDE, INC.

By:	/s/ Salvatore Iannuzzi
	Name:	Salvatore Iannuzzi
	Title:	Chairman, President and Chief
Executive Officer

KJB HOLDING CORP.

By:	/s/ James M. Langrock
	Name:	James M. Langrock
	Title:	President and Treasurer

[SIGNATURE PAGE FOR UNIT PURCHASE AGREEMENT]